Exhibit 99.1

Judson C. Green to Join DreamWorks Animation Board of Directors

Glendale, California – March 21, 2006 – DreamWorks Animation (NYSE: DWA) announced today the election of Judson C. Green, president and CEO of NAVTEQ Corporation, to its board of directors.

Mr. Green has served as president and CEO of NAVTEQ since May 2000. During his tenure, he has been instrumental in making NAVTEQ a leading provider of comprehensive digital map information and helped established it as a new public company.

Prior to joining NAVTEQ, Mr. Green was President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 until December 1998, and Chairman from December 1998 until April 2000. Prior to his positions at Walt Disney Attractions, Mr. Green served as Chief Financial Officer of The Walt Disney Company from December 1989 until August 1991. He is also currently a director of Alticor International, Conservation International, Harley-Davidson, Inc., Lyric Opera of Chicago and The Field Museum.

“I am pleased to welcome Judson to our board of directors,” stated Jeffrey Katzenberg, DreamWorks Animation CEO. “I believe that his wealth of industry experience coupled with his leadership at a newly public company makes him an excellent addition to our distinguished board.”

Mr. Green holds a M.B.A. from the University of Chicago Graduate School of Business, a bachelor’s degree in economics from DePauw University and serves on the boards of both his alma maters.

DreamWorks Animation’s board of directors also includes: Roger Enrico, Chairman of DreamWorks Animation SKG, Inc.; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation SKG, Inc.; Paul Allen, Chairman of Vulcan, Inc.; David Geffen, Co-Founder of DreamWorks; Mellody Hobson, President of Ariel Capital Management; Nathan Myhvrold, Chief Executive Officer of Intellectual Ventures; Meg Whitman, President and CEO of eBay and Karl M. von der Heyden, former Chief Financial Officer of PepsiCo, Inc; and Howard Schultz, Chairman and Chief Global Strategist of Starbucks Corporation.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of eleven animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar and Wallace & Gromit: The Curse of the Were-Rabbit. DreamWorks Animation’s newest release, Over the Hedge, opens in theaters May 19, 2006.

Contacts:

Investors	Media
Rich Sullivan	Bob Feldman
DreamWorks Animation Investor Relations	DreamWorks Animation
(818) 695-3900 ir@dreamworksanimation.com	(818)-695-6677 befeldman@dreamworksanimation.com

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